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                                                                      EXHIBIT 99

                                 ROWEFURNITURE

FOR IMMEDIATE RELEASE

           ROWE FURNITURE ANNOUNCES AGREEMENT TO MAKE AN INVESTMENT
         IN AND ACQUIRE STOREHOUSE, INC., A 42-STORE RETAIL FURNITURE
                                     CHAIN


McLean, VA, August 25, 1998 - Rowe Furniture Corporation (NYSE;ROW) announced today that it has entered into an agreement to make an investment in Storehouse, Inc. and subject to certain conditions, acquire all outstanding shares of the company. Storehouse, Inc., of Atlanta, GA, operates a chain of 42 retail furniture stores in the northeast, southeast and southwest.

     "The Storehouse philosophy and practice of retailing emphasizes today's casual lifestyle and targets an upscale, well-educated consumer, and is very much in line with Rowe's approach to what we believe is today's more dynamic segment of the furniture industry," said G.M. Birnbach, Rowe's President and CEO. "The acquisition, moreover, meets Rowe's strategic goals of enhancing the Company's growth and value."

     The acquisition is subject to meeting certain closing conditions agreed to by both parties. The acquisition price to be paid to the Storehouse shareholders will be determined based upon the financial performance of Storehouse for the twelve-month period ending April 30, 1999. A copy of the acquisition agreement will be filed by Rowe with the Securities and Exchange Commission, Washington, DC.

     The acquisition is expected to close no later than July 31, 1999. In addition, Rowe has agreed to make a $2,500,000 investment in Storehouse at this time.

     Founded 29 years ago, Storehouse stores average approximately 9,500 square feet, almost double their size six years ago. It is anticipated that the chain will have sales (regular and consignment) this year of approximately $90 million, up from approximately $75 million in the previous year. Over the past five years Storehouse has averaged a compound annual revenue growth rate of 18.5%. Distribution centers in Atlanta, GA, Houston, TX, and Laurel, MD, support store operations.

     W. Clyde Mynatt, President of Storehouse, along with the existing management team, will continue to head the operation, which will become a separate subsidiary. "We have found success in our market niche by presenting quality furniture that fits the lifestyle of our target consumer and delivers extraordinary value," said Mr. Mynatt.
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Rowe Furniture - 2


"These are the very same standards Rowe adheres to, which is what makes our becoming part of Rowe so attractive. Furthermore, by aligning ourselves with a larger company such as Rowe we will have access to greater resources to continue our growth."

     Mr. Mynatt added, "The transition from the consumers' perspective will be seamless. We have a solid customer base, and we will continue to sell products under the Storehouse brand that meet our style and quality objectives."

     "There is considerable opportunity to expand the Storehouse chain," said Mr. Birnbach. "The acquisition will give us a business unit growing at rates above industry growth rate in a segment of the market that appears to be the most dynamic. Storehouse will enable us to develop new opportunities for Rowe, without sacrificing our commitment to continue serving our loyal customer base."

     Storehouse units are located in the following states: Georgia (6), Alabama
(2), Florida (2), South Carolina (2), North Carolina (4), Tennessee (2), Louisiana (2), Texas (10), Oklahoma (1), Virginia (5), Maryland (4), Pennsylvania (1) and Delaware (1).

     Rowe is a major manufacturer of medium-priced, high quality upholstered and wood furniture that is sold throughout the U.S. and abroad.

     Statements in this press release concerning the Rowe's business outlook or future economic performance, anticipated profitability, revenues, expenses or other financial items; together with other statements that are not historical facts, are "forward-looking statements" as that term is defined under Federal Securities Laws. "Forward-looking statements" are subject to risks, uncertainties and other factors which could cause actual results to differ materially from those stated in such statements. Such risks, uncertainties and factors include, but are not limited to, industry cyclicality, fluctuations in customer demand and order patterns, the seasonal nature of the business, changes in pricing, and general economic conditions, as well as other risks detailed in the Rowe's filings with the Securities and Exchange Commission.


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Contact:


Contact: Arthur H. Dunkin                   Steven S. Anreder
Secretary-Treasurer                         Anreder Hirschhorn Silver & Co.
(540) 375-3516                              (212) 421-4020